KNIGHTSBRIDGE FINE WINES ANNOUNCES NAME CHANGE TO “360 GLOBAL WINE COMPANY”; NEW SYMBOL “TGWC” EFFECTIVE FEBRUARY 24, 2005

NAPA, CA—February 24, 2005—Knightsbridge Fine Wines, Inc.  (OTC BB: KFWI) is pleased to announce that effective February 15, 2005, the name of the Company has been changed to "360 Global Wine Company" with the new CUSIP Number of 885573 10 5. The Company will also begin to trade under the new symbol (OTC BB:TGWC) effective February 24, 2005.

“We're excited to be rolling out our new corporate identity," said Joel Shapiro, CEO of 360 Global Wine Company. "Our name change and new ticker symbol are part of the initial phase in the Company's continuing evolution into a leading global provider of premium wines. Since the founding of the Company, we have built strong production, marketing, and sales foundations, which are facilitating the growth of our current portfolio of brands, in conjunction with several exciting brand launches scheduled for 2005.  As our portfolio of wines continues to garner acceptance and critical acclaim, we believe that leveraging a new brand image will serve us well in the market."

360 Global Wine has achieved commercial and critical success with its Guy Buffet International Collection.  The Company is preparing to release its first series of wines from its new Andy Warhol Collection.  This super-premium collection of Napa Valley wines feature images created by pop art pioneer Andy Warhol.  360 Global Wine has also signed licensing agreements with Britto Central, Inc., for access to certain works by internationally acclaimed pop artist Romero Britto. 360 Global Wine will develop a portfolio of fine wines bearing Britto's lively, colorful images on its labels and promotional merchandise. In addition, the Company recently announced a worldwide joint venture with Consuelo Vanderbilt Costin to produce a select series of Vanderbilt label premier wines.

Along with its own wines, the Company intends to soon be offering a broader selection of brands to its growing client base.  The increased diversity and inventory is expected to provide wholesalers with better promotional advantages, thereby leading to continued revenue growth as the Company moves into 2005.

360 Global Wine Company was founded in the fall of 2002 to realize a vision of creating a diversified international wine Company consisting of premium estate vineyards around the world.  An oversupply of small and mid-sized wineries lacking effective sales, marketing and branding strength currently exists, which has created an opportunity to economically and strategically consolidate and build an efficient operation that can maximize economies of scale, increase utilization of production assets, and provide a more streamlined and effective sales, marketing and distribution group.  By adopting and applying consumer beverage marketing principles within the wine industry, management believes that it can further enhance operating results beyond what is currently achieved by many small and mid-sized wineries creating a competitive advantage for Knightsbridge.

360 Global Wine Company is headquarted in Napa Valley, California.  The Company's joint venture subsidiary owns 50 per cent of the Kirkland Ranch Winery, which is a 56,000 square foot state-of-the-art winery.  The winery is a favorite among tourists and serves as host to approximately 123,000 visitors per year.

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 (the "Act").  In particular, when used in the preceding discussion, the words "plan," "confident that," "believe," "scheduled," "expect," or "intend to," and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Act and are subject to the safe harbor created by the Act.  Such statements are subject to certain risks and uncertainties and actual results could differ materially from those expressed in any of the forward-looking statements.  Such risks and uncertainties include, but are not limited to, 360 Global Wine Company's extremely limited operating history, uncertainties related to the Company's access to additional capital, competitive factors, the Company's ability to consummate its acquisition strategy, consumer acceptance of the Company's products and dependence on key management.

Contact:

Investor Relations

Tom Bostic

866-562-0134